EXHIBIT 99.1

For Immediate Release
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. -- (269) 945-2491, or
Brian Edwards, Ryan McGrath (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. -- (616) 233-0500

SEC Grants Hastings Manufacturing Voluntary Delisting, Deregistration
Company's Shares Are Now Eligible For Trading On Pink Sheets

HASTINGS, Mich., November 19, 2003 -- Hastings Manufacturing Company (AMEX: HMF) today announced it has received notice from the Securities Exchange Commission (SEC), granting the Company's application to withdraw from listing and registration on the American Stock Exchange effective the opening of business today.

The Hastings, Mich.-based supplier of internal engine components said its shares are eligible for quotation on the Pink Sheets (www.pinksheets.com), an electronic quotation service for over-the-counter securities. The Company has contacted several broker-dealers and has been notified that a New York-based firm has submitted the necessary forms to begin market making for Hastings stock on the Pink Sheets. Hastings expects that its stock will begin trading on the Pink Sheets within five business days under a new ticker symbol, which will be announced.

"The change in trading venue for our stock will not impact normal business operations and we remain focused on building Hastings Manufacturing into a leading supplier of internal engine components," said Mark Johnson, chairman and chief executive officer of Hastings Manufacturing. "The Board of Directors will continue to explore options to ensure continued trading and liquidity for shareholders. We also intend to communicate with investors on a regular basis regarding our progress and financial results."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine products including piston rings and pistons sold under the HASTINGS® brand name; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL brand. Hastings also markets engine additives sold under the CASITE® brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. In particular and without limiting the generality of the foregoing, there can be no assurance that an active trading market for the Company's common stock in the Pink Sheets will develop.

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